Exhibit 99.1

KEYUAN PETROCHEMICALS INC.
Annual Shareholder Meeting Script
June 14, 2012

Welcome to the Keyuan Petrochemicals Inc. annual shareholder meeting. We would like to take this opportunity to provide you with an update of our financial results. We will cover Keyuan’s financial and operating results for first quarter of 2012 and full year 2011.

Before we get started I am going to quickly read a disclaimer about forward looking statements.  This conference call may contain, in addition to historical information, forward looking statements within the meaning of the Federal Securities laws regarding Keyuan Petrochemicals Inc. Forward looking statements include statements about plans, objectives, goals, strategies, future events of performance and underlying assumptions and other statements that are different than historical facts.  These forward looking statements are based on current management expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from expectations reflected in these forward looking statements. Potential risks and uncertainties include changes in demand for the company’s products, the impact of competition and government regulation and other risks contained in the statements filed from time to time with the SEC. All such forward looking statements whether written or oral, made on behalf of the company are expressly qualified by these cautionary statements and such forward looking statements are subject to risks and uncertainties and we caution you not to place undue reliance on these.

Mr. Tao:  Thank you everyone for joining us today. We finished 2011 and first quarter of 2012 on a strong note, with both production volumes and sales exceeding prior projections. The results demonstrate ongoing improvements we have made in all aspects of our business, including manufacturing, procurement, sales and marketing. In addition, we made significant progress in our corporate governance, which culminated with the completion of our internal investigation in September of last year. Since then, we have hired additional staff in our accounting and finance departments; separated duties for some of our executives; added new board observer; and upgraded our financial reporting systems.

        From an operations perspective, first, we completed our capacity expansion in April of 2011, increasing our design capacity from 550,000 metric tons per year to 720,000 metric tons. Second, we completed the construction and testing of our new 70,000 MT SBS production facility in the fourth quarter of 2011. This new facility provides us an entry into an adjacent market that continues to grow briskly while generating attractive margins for our company.

Looking into 2012 and beyond, we continue to build on our three main competitive advantages: (1) a flexible manufacturing process that allows us to be the low-cost producer for a variety of petrochemicals; (2) our close proximity to our customers, suppliers, skilled labour, and distribution; and (3) a seasoned management team with the experience and skill set to execute our long term growth plans. With adequate capital and land, we will move full speed ahead with the next phases of our expansion, which includes a new pre-treatment facility, an expansion of our existing storage facilities, additional production line of SBS facility and a new cement processing plant.

Thank you again for your interest in Keyuan. Fan Zhang, our PRC CFO, will provide you with a summary of our results for first quarter of 2012 and annual results for 2011.

Fan Zhang:   Thank you Mr. Tao.

I will focus my discussions today on our first quarter result of 2011 and full year 2011 results. Details of the results can be found in the earnings press releases.

Sales for the first quarter ended March 31, 2012 were $183.3 million, an increase of $36.5 million, or 24.9% from the first quarter of 2011. The Company sold 157,853 metric tons (MT) of petrochemical products at an average price of $1,161 per MT in the first quarter of 2012 compared to 148,768 MT and $834 per MT, respectively, in the first quarter of 2011.

Cost of goods sold was $173.9 million in the first quarter of 2012 compared to $134.1 million in the first quarter of 2011, with a gross profit of $9.5 million or 5.18% in the first quarter of 2012 compared to a gross profit of $12.7 million or 8.65% in the same period a year ago. The main reason for the decrease in the gross margin was the increase in our raw materials prices. The Company uses fuel oil as its raw material for production, which is a product of heavy crude oil. For crude oil, the average Brent oil price for the three months ended March 31, 2012 was $118 per barrel, as compared to $103 in the same period of 2011, an increase of 15%. Going forward, management believes that major fluctuations in the price of raw materials will continue to have a major impact on our gross margin.  Accordingly, the Company plans to conduct a series of initiatives to improve yield rate in order to minimize the impact on our gross margin in future quarters.

Operating expenses for the first quarter of 2012 were approximately $2.9 million, consisting of $0.3 million in selling expenses and $2.6 million in general and administrative expenses. General and administrative expenses were lower by approximately $0.9 million compared to the same period in 2011. Operating income was $6.6 million in the three months ended March 31, 2012 compared to $8.9 million in the corresponding period in 2011.

Net income attributable to common shareholders was $1.6 million for the first quarter of 2012, with diluted net earnings per share of $0.03 compared to net income of $5.2 million and diluted earnings per share of $0.08 in the first quarter of 2011. The diluted weighted average number of the shares outstanding decreased from 63.9 million to 57.6 million in the first quarter of 2012.

For the year ended December 31, 2011, net revenues were $626.7 million, approximately 12% higher than $558.8 million from the same period in 2010. We sold 588.976 metric tons of petrochemical products at an average sales price of $1,064 per ton compared to 658,570 MT at an average sales price of $848 per ton. Sales volumes in 2011 were negatively impacted by 44 days of production lost as a result of shutdowns, which equated to 95,000 MT of production we otherwise would have had. We sold approximately 2,622 metric tons of SBS in 2011 after completing constructing and testing in September and October 2011, respectively.

Gross profits were $22 million in 2011 compared to $67.8 million in 2010. Higher raw materials costs and the absence of a tax rebate received in 2010 were the primary contributors to the drop in gross profits. Gross margins fell to 3.5% from 12.1% in 2010.

Operating expenses in 2011 were approximately $19.1 million compared to $10.1 million in 2010. We had $5.8 million of expenses related to the independent investigation, which we do not expect to incur in the future. Operating income dropped to $2.9 million in 2011 from $57.7 million in 2010. Excluding one-time expenses related to the independent investigation and non-cash stock compensation expenses, operating income was $8.7 million for the full year 2011.

In 2011, net loss attributable to common shareholders and loss per share were $8.3 million and $0.14, respectively. Excluding one-time expenses related to the independent investigation and non-cash charges, non-GAAP adjusted net income and earnings per share in 2011 were $2.1 million and $0.04, respectively. The weighted average shares outstanding increased 2.7% to 57.6 million shares.

I will now review our balance sheet and cash flows. As of March 31, 2012 and December 31, 2011, Keyuan had cash of $23,020,926 and $7,101,505, respectively. We generated $1.7 million in cash flows from operations in 2011. Net cash used in operating activities was approximately $30 million for the three months ended March 31, 2012 as compared to net cash provided by operations of approximately $52.6 million for the same period in 2011. For the three months ended March 31, 2012, the increase net cash used in operations was primarily caused by the increase in inventory, increase in prepayments to suppliers and the increase in consumption tax refund receivable. We had no accounts receivable outstanding at the end March 2012 as the vast majority of our customers to pay us cash in advance.

Based on our internal forecasts, we expect to generate $880 million of revenues and $30 million of net income for the full year of 2012. However, it may turn out to be more difficult for us to achieve the expectation due to current severe domestic and international economic situation. These projections are based on 760,000 MT of petrochemicals production and between $100 and $110 million of revenue contribution from our new SBS production facility.

I will close by discussing updates for our businesses. As Mr. Tao mentioned earlier, we completed construction of our new 70,000 MT Styrene-Butadiene-Styrene (“SBS”) production facility in September 2011. Trial production commenced in October and deliveries commenced in December 2011. The total cost of the build-out was approximately $51.9 million. We expect to generate between $100 and $110 million net revenues from SBS in 2012 with a net income between $10 and $11 million.

In January 2012, the Company signed an agreement with Fangchenggang City to build a new 400,000 MT petrochemicals production facility in Guangxi Province. We started pre-construction in February 2012 and expect to complete the initial phase of construction by the end of 2013. This facility will produce Acrylonitrile Butadiene Styrene (“ABS”) used in household appliances, electronic components, automotive parts and other fields. We are currently exploring all financing options for this project, which includes internal cash flows, bank financing and equity financing.

Finally, I want to give an update on our internal controls. The Company has assigned Mr. Fan Zhang as PRC CFO to replace Mr. Weifeng Xue and Mr. Jingtao Ma as the general manager of Ningbo Keyuan to replace Mr. Chunfeng Tao so that Mr. Tao can focus on the Company’s development and strategies.

The Company organized our accounting department staff into to two groups – Planning Finance and Funds Management – according to their primary responsibilities. This will streamline internal reporting and make the department more efficient.

Since early 2012, the Company has implemented an overall comprehensive budget management system (“The General Rule of Budget Performance Assessment”), which is executed and controlled by the planning finance department to review and instruct all other departments. The budget control system includes evaluating a “Budget Enforcement Monthly Assessment Form” and a “Budget Enforcement Monthly Record Form” on monthly basis to greatly improve the Company’s operating efficiency.

The Company began to implement a management and evaluation system for personnel position responsibility standards, training, assessment and promotion which defines the talent introduction plan and payroll multiplication plan; forms the effective incentive system and commitment system; and is designed to retain personnel and prevent talent losses.

To summarize, we have making strides in our operations and corporate governance. We thank all of our shareholders for their patience and support. We look forward to providing timely updates throughout this year as reach the milestones we have set forth. Thank you again for your interest in Keyuan Petrochemicals.